Exhibit 10.2
BENACQUISTA GALLERIES, INC.
6870 La Valle Plateada Rancho
Santa Fe, California  92067

April 4, 2008

Vibe Records, Inc.
446 Edwards Avenue, Suite #1
Calverton, New York 11933

To Whom It May Concern:

Reference is made to the Agreement of Sale, dated as of January 11, 2008 by and between Vibe Records, Inc., a Delaware Corporation (“Vibe”), Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”), James Price, an Individual (“Mr. Price”) and Timothy Olphie, an individual (“Mr. Olphie”, and together the “Parties”) (the “Agreement”).  All terms defined in the Agreement shall have the same meaning when used in this letter unless otherwise defined herein.

1.
Benacquista and Mr. Price are willing to extend the termination date under the Agreement from March 25, 2008 to April 9, 2008, in consideration for the payment of an additional $25,000 non-refundable deposit toward the purchase price of $450,000 which has been received by Mr. Price.

2.
Benacquista and Mr. Price agree that no later than three business days after receipt of the Additional Payment and signed and executed copy of this document by Vibe and Mr. Olphie, they will prepare and file all necessary documents with the Securities and Exchange Commission to announce the terms of this Letter.  The failure of Benacquista and Mr. Price to file such documents within the timeframe set forth in this Paragraph will be deemed a material breach of this Letter, and Benacquista and Mr. Price agree that they will refund the Additional Payment to Vibe, unless such breach is waived in writing by Vibe and Mr. Olphie.

3.
In the event that Vibe needs to extend the termination date past April 9, 2008, Mr. Price and Benacquista are willing to grant Vibe a subsequent two week extension on the termination date from April 7, 2008 to April 23, 2008 in consideration for the payment of an additional $25,000 received no later than 5:00 PM EDT on April 7, 2008 (the “Subsequent Payment”).  If the Subsequent Payment is made, and remaining balance is paid on time, Benacquista and Mr. Price agrees that Benacquista will issue share of common stock to Mr. Robert McCoy valued at $25,000.

4.
Benacquista and Mr. Price agree that no later than three business days after receipt of the Subsequent Payment, and signed and executed copy of this document by Vibe and Mr. Olphie, they will prepare and file all necessary documents with the Securities and Exchange Commission to announce the terms of the Subsequent Payment.  The failure of Benacquista and Mr. Price to file such documents within the timeframe set forth in this Paragraph will be deemed a material breach of this Letter, and Benacquista and Mr. Price agree that they will refund the Subsequent Payment to Vibe, unless such breach is waived in writing by Vibe and Mr. Olphie.

5.
In the event that Vibe does not pay the entire remaining balance of the purchase price by April 9, 2008 or April 23, 2008, in the case of the Subsequent Payment having been properly made, any amounts paid under this letter shall be retained my Mr. Price as non-refundable option fees and Mr. Olphie and Vibe specifically waive and discharge any claim to recover the same for any reason.  All other terms of the Agreement shall apply. Time is of the essence with each date listed in this letter and such dates and times will be strictly enforced.

BENACQUISTA GALLERIES, INC.

By:	/s/ James Price
Name: James Price
Title: President and CEO

By:	/s/ James Price
James Price

AGREED AND ACKNOWLEDGED:

VIBE RECORDS, INC.

By:	/s/ Tim Olphie
Name: Tim Olphie
Title: CEO

By:	/s/ Tim Olphie
Tim Olphie